UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2018

BioCorRx Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54208	90-0967447
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

2390 East Orangewood Avenue, Suite 575

Anaheim, California 92806

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 462-4880

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2018, the Board of Directors of BioCorRx Inc. (the “Company”) approved and adopted the BioCorRx Inc. 2018 Equity Incentive Plan (the “Plan”). The Plan provides for the issuance of up to 45,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), through the grant of non-qualified options (the “Non-qualified Options”), incentive options (the “Incentive Options” and together with the Non-qualified Options, the “Options”), restricted stock (the “Restricted Stock”) and unrestricted stock to directors, officers, consultants, advisors and employees.

The Plan shall be administered by the Board or, in the Board’s sole discretion, by the committee administering the Plan (the “Committee”). Subject to the terms of the Plan, the Committee’s charter and applicable laws, and in addition to other express powers and authorization conferred by the Plan.

Options are subject to the following conditions:

(i) The Board or the Committee determines the strike price of Incentive Options at the time the Incentive Options are granted. The assigned strike price must be no less than 100% of the Fair Market Value (as defined in the Plan) of the Common Stock. In the event that the recipient is a Ten Percent Owner (as defined in the Plan), the strike price must be no less than 110% of the Fair Market Value of the Company.

(ii) The strike price of each Option will be at least 100% of the Fair Market Value of such share of the Company’s Common Stock on the date the Non-qualified Option is granted.

(iii) The Committee fixes the term of Options, provided that Options may not be exercisable more than ten years from the date the Option is granted, and provided further that Incentive Options granted to a Ten Percent Owner may not be exercisable more than five years from the date the Incentive Option is granted.

(iv) The Committee may designate the vesting period of Options.

(v) A Non-qualified Stock Option may, in the sole discretion of the Board, be transferable to a Permitted Transferee, upon written approval by the Board to the extent provided in the Award Agreement (as defined in the Plan). If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(vi) Incentive Options may not be issued in an amount or manner where the amount of Incentive Options exercisable in one year entitles the holder to Common Stock of the Company with an aggregate Fair Market value of greater than $100,000.

Awards of Restricted Stock are subject to the following conditions:

(i) The Committee grants Restricted Stock and determines the restrictions on each Restricted Stock Award (as defined in the Plan). Upon the grant of a Restricted Stock Award and the payment of any applicable purchase price, grantee is considered the record owner of the Restricted Stock and entitled to vote the Restricted Stock if such Restricted Stock is entitled to voting rights.

(ii) The Restricted Period shall commence on the Grant Date (as defined in the Plan) and end at the time or times set forth on a schedule established by the Board in the applicable Award Agreement; provided, however, that notwithstanding any such vesting dates, the Board may in its sole discretion accelerate the vesting of any Restricted Award at any time and for any reason.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of BioCoRrx Inc. 2018 Equity Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCORRX INC.

Date: May 21, 2018	By:	/s/ Lourdes Felix
Lourdes Felix
Chief Financial Officer

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